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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*

                              FIAT SPA - SPONS ADR
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   315621888
                        ------------------------------
                                 (CUSIP Number)

                               September 30, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               PAGE 1 OF 4 PAGES

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-----------------------                                  ---------------------
  CUSIP NO. 315621888                 13G                  PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dodge & Cox                 94-1441976

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California - U.S.A.

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                          SOLE VOTING POWER
                     5
     NUMBER OF            27,864,863
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             612,800
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             30,206,063
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      30,206,063
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA
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                               PAGE 2 OF 4 PAGES

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Item 1
     (a) Name of Issuer:
         FIAT SPA - SPONS ADR

     (b) Address of Issuer's Principal Executive Offices:
         Via Nizza, 250
         10126 Turin, Italy

Item 2
     (a) Name of Person Filing:
         Dodge & Cox

     (b) Address of the Principal Office or, if none, Residence:
         One Sansome St., 35th Floor
         San Francisco, CA 94104

     (c) Citizenship:
         California - U.S.A.

     (d) Title of Class of Securities:
         Common

     (e) CUSIP Number:
         315621888

Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (e) [X]  An investment advisor in accordance with section
              240.13d-1(b)(1)(ii)(E)

Item 4  Ownership:

     (a)  Amount Beneficially Owned:
          30,206,063

     (b)  Percent of Class:
          7.0%

                               PAGE 3 OF 4 PAGES

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     (c) Number of shares as to which such person has:

         (i)   sole power to vote or direct the vote:
               27,864,863

         (ii)  shared power to vote or direct the vote:
               612,800

         (iii) sole power to dispose or to direct the disposition of:
               30,206,063

         (iv)  shared power to dispose or to direct the disposition of:
               0

Item 5   Ownership of Five Percent or Less of a Class:

     Not applicable

Item 6   Ownership of More than Five Percent on Behalf of Another Person:

     Securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

     Not applicable

Item 8   Identification and Classification of Members of the Group:

     Not applicable

Item 9   Notice of Dissolution of a Group:

     Not applicable

Item 10  Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 8, 2002
       -------------------

                                          DODGE & COX

                                          By: /s/ Thomas M. Mistele
                                              ----------------------------------
                                          Name:  Thomas M. Mistele
                                          Title: Vice President

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